                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 19, 1999

                                      AMONG

                          HARRAH'S ENTERTAINMENT, INC.,

                            HEI ACQUISITION CORP. II

                                       AND

                           PLAYERS INTERNATIONAL, INC.


                                TABLE OF CONTENTS

ARTICLE I.           THE MERGER.................................................................1
    Section 1.1.     The Merger.................................................................1
    Section 1.2.     Effective Time of the Merger...............................................2
    Section 1.3.     Closing....................................................................2
    Section 1.4.     Effect of the Merger.......................................................2
    Section 1.5.     Articles of Incorporation and Bylaws of the Surviving Corporation..........2
    Section 1.6.     Directors and Officers of the Surviving Corporation........................2

ARTICLE II.          EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT CORPORATIONS.........3
    Section 2.1.     Conversion of Securities...................................................3
    Section 2.2.     Exchange of Certificates...................................................4
    Section 2.3.     Acceleration and Payment for Players Options...............................5

ARTICLE III.         REPRESENTATIONS AND WARRANTIES OF PLAYERS..................................6
    Section 3.1.     Organization of Players and its Subsidiaries...............................6
    Section 3.2.     Capitalization.............................................................7
    Section 3.3.     Authority; No Conflict; Required Filings and Consents......................8
    Section 3.4.     Public Filings; Financial Statements.......................................9
    Section 3.5.     No Undisclosed Liabilities................................................10
    Section 3.6.     Absence of Certain Changes or Events......................................10
    Section 3.7.     Taxes.....................................................................11
    Section 3.8.     Real Property, Title and Related Matters..................................12
    Section 3.9.     Title to Personal Property; Liens.........................................13
    Section 3.10.    Intellectual Property.....................................................14
    Section 3.11.    Agreements, Contracts and Commitments.....................................14
    Section 3.12.    Litigation................................................................15
    Section 3.13.    Environmental Matters.....................................................15
    Section 3.14.    Employee Benefit Plans....................................................16
    Section 3.15.    Compliance................................................................18
    Section 3.16.    Labor Matters.............................................................19
    Section 3.17.    Insurance.................................................................20
    Section 3.18.    Information in Proxy Statement............................................20
    Section 3.19.    State Takeover Statute....................................................20
    Section 3.20.    Voting Requirements.......................................................20
    Section 3.21.    Players Rights Agreement..................................................20
    Section 3.22.    Year 2000.................................................................21
    Section 3.23.    Opinion of Financial Advisor..............................................21
    Section 3.24.    Brokers...................................................................21

ARTICLE IV.          REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB....................21
    Section 4.1.     Organization of Buyer and Merger Sub......................................21
    Section 4.2.     Capitalization of Merger Sub..............................................22
    Section 4.3.     Authority; No Conflict; Required Filings and Consents.....................22


                                       i

    Section 4.4.     Public Filings; Financial Statements......................................23
    Section 4.5.     Proxy Statement...........................................................23
    Section 4.6.     Brokers...................................................................24
    Section 4.7.     Ownership of Securities...................................................24
    Section 4.8.     Financing.................................................................24

ARTICLE V.           COVENANTS.................................................................24
    Section 5.1.     Conduct of Business of Players............................................24
    Section 5.2.     Cooperation; Notice; Cure.................................................27
    Section 5.3.     No Solicitation...........................................................27
    Section 5.4.     Proxy Statement...........................................................28
    Section 5.5.     Special Meeting...........................................................28
    Section 5.6.     Access to Information.....................................................28
    Section 5.7.     Governmental Approvals....................................................29
    Section 5.8.     Publicity.................................................................30
    Section 5.9.     Indemnification...........................................................30
    Section 5.10.    Stockholder Litigation....................................................30
    Section 5.11.    Employee Benefits.........................................................30
    Section 5.12.    Further Assurances and Actions............................................32
    Section 5.13.    Rights Agreement..........................................................33

ARTICLE VI.          CONDITIONS TO MERGER......................................................33
    Section 6.1.     Conditions to Each Party's Obligation to Effect the Merger................33
    Section 6.2.     Additional Conditions to Obligations of Players...........................34
    Section 6.3.     Additional Conditions to Obligations of Buyer.............................35

ARTICLE VII.         TERMINATION AND AMENDMENT.................................................35
    Section 7.1.     Termination...............................................................35
    Section 7.2.     Effect of Termination.....................................................37
    Section 7.3.     Fees and Expenses.........................................................37
    Section 7.4.     Amendment.................................................................39
    Section 7.5.     Extension; Waiver.........................................................39

ARTICLE VIII.        MISCELLANEOUS.............................................................39
    Section 8.1.     Nonsurvival of Representations, Warranties and Agreements.................39
    Section 8.2.     Notices...................................................................39
    Section 8.3.     Interpretation............................................................40
    Section 8.4.     Counterparts..............................................................40
    Section 8.5.     Entire Agreement; No Third Party Beneficiaries............................40
    Section 8.6.     Governing Law.............................................................41
    Section 8.7.     Assignment................................................................41
    Section 8.8.     Severability; Enforcement.................................................41
    Section 8.9.     Specific Performance......................................................41

                             TABLE OF DEFINED TERMS



TERMS                                                              CROSS REFERENCE IN AGREEMENT
-------------------------------------------------                  -----------------------------
1985 Plan                                                          Section 2.3
1990 Plan                                                          Section 2.3
1993 Plan                                                          Section 2.3
1994 Plan                                                          Section 2.3
Accountant                                                         Section 5.11(d)
Accountant's Report                                                Section 5.11(d)
Acquisition Proposal                                               Section 5.3
Agreement                                                          Preamble
Articles of Merger                                                 Section 1.2
Buyer                                                              Preamble
Buyer Disclosure Schedule                                          Article IV
Buyer Material Adverse Effect                                      Section 4.1
Buyer SEC Reports                                                  Section 4.4(a)
Closing                                                            Section 1.3
Closing Date                                                       Section 1.3
Code                                                               Section 2.2(f)
Confidentiality Agreement                                          Section 5.6
DLJ                                                                Section 3.23
Effective Time                                                     Section 1.2
Employment Agreements                                              Section 5.11(d)
Encumbrances                                                       Section 3.8(b)
Environmental Law                                                  Section 3.13(b)
ERISA                                                              Section 3.14(a)
ERISA Affiliate                                                    Section 3.14(a)
Exchange Act                                                       Section 3.3(c)
Exchange Agent                                                     Section 2.2(a)
Exchange Fund                                                      Section 2.2(a)
Executives                                                         Section 5.11(d)
GAAP                                                               Section 3.4(b)
Governmental Approvals                                             Section 5.7(a)
Governmental Entity                                                Section 3.3(c)
Hazardous Substance                                                Section 3.13(c)
HSR Act                                                            Section 3.3(c)
Indebtedness                                                       Section 3.11(a)
Indemnified Parties                                                Section 5.9(a)
IRS                                                                Section 3.7(b)
Jackpot Merger Agreement                                           Preamble
Leased Real Property                                               Section 3.8(b)
Liens                                                              Section 3.1
Merger                                                             Preamble
Merger Consideration                                               Section 2.1(a)
Merger Sub                                                         Preamble
Merger Sub Common Stock                                            Section 4.2
Multiemployer Plan                                                 Section 3.14(e)
Notifying Party                                                    Section 5.7(a)


                                      iii

TERMS                                                              CROSS REFERENCE IN AGREEMENT
-------------------------------------------------                  -----------------------------

NRS                                                                Section 1.1
Offer Documents                                                    Section 5.12(c)
Outside Date                                                       Section 7.1(b)
Owned Real Property                                                Section 3.8(b)
PBGC                                                               Section 3.14(f)
Players                                                            Preamble
Players Balance Sheet                                              Section 3.4(b)
Players Common Stock                                               Section 2.1(a)
Players Disclosure Schedule                                        Article III
Players Employee Plans                                             Section 3.14(a)
Players Gaming Laws                                                Section 3.15(b)
Players Material Adverse Effect                                    Section 3.1
Players Material Contracts                                         Section 3.11(a)
Players Option                                                     Section 2.3
Players Permits                                                    Section 3.15(a)
Players Preferred Stock                                            Section 3.2(a)
Players SAR                                                        Section 2.3
Players SEC Reports                                                Section 3.4(a)
Players Special Meeting                                            Section 5.5
Players Stock Option Plans                                         Section 2.3
Players Stockholder Approval                                       Section 3.20
Players Welfare Plan                                               Section 3.14(g)
Players, Inc.                                                      Section 1.5
Permitted Encumbrances                                             Section 3.8(b)
Perskie Option                                                     Section 2.3
Proxy Statement                                                    Section 5.4(a)
Reduced Amount                                                     Section 5.11(d)
Reimbursement Payment                                              Section 7.3(b)
Rights Agreement                                                   Section 3.2(b)
SEC                                                                Section 3.3(c)
Securities Act                                                     Section 3.4(a)
Senior Notes                                                       Section 4.8
Software                                                           Section 3.22
Stock Option Plan for Non-Employee Directors                       Section 2.3
Stockholder Support Agreements                                     Preamble
Subsidiary                                                         Section 3.1
Superior Proposal                                                  Section 5.3
Surviving Corporation                                              Section 1.1
Taxes                                                              Section 3.7(a)
Tender Offer                                                       Section 5.12(c)
Tender Offer and Consent Solicitation                              Section 5.12(c)
Terminating Buyer Breach                                           Section 7.1(h)
Terminating Players Breach                                         Section 7.1(g)
Third Party                                                        Section 5.3
Voting Debt                                                        Section 3.2(b)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of August 19, 1999, by and among HARRAH'S ENTERTAINMENT, INC. a Delaware corporation ("BUYER"), HEI ACQUISITION CORP. II, a Nevada corporation and a wholly-owned subsidiary of Buyer ("MERGER SUB"), and PLAYERS INTERNATIONAL, INC., a Nevada corporation ("Players").

                  WHEREAS, the Board of Directors of Players has determined that the merger of Merger Sub with and into Players, upon the terms and subject to the conditions set forth in this Agreement (the "MERGER"), is fair to, and in the best interests of, Players and its stockholders;

                  WHEREAS, the Boards of Directors of Buyer and Merger Sub have determined that the Merger is in the best interests of Buyer and Merger Sub and their respective stockholders;

                  WHEREAS, the Boards of Directors of Buyer, Merger Sub and Players have each approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby; and

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Buyer's and Merger Sub's willingness to enter into this Agreement, certain stockholders of Players have entered into Stockholder Support Agreements with Buyer, dated as of the date of this Agreement in the forms attached hereto as Exhibit A (the "STOCKHOLDER SUPPORT AGREEMENTS"), pursuant to which such stockholders have agreed, among other things, to vote all voting securities of Players, beneficially owned by them in favor of approval of the transactions contemplated by this Agreement;

                  WHEREAS, Players was formerly a party to an Agreement and Plan of Merger dated as of February 8, 1999, by and among Jackpot Enterprises, Inc., a Nevada corporation, JEI Merger Corp, a Nevada corporation and a wholly-owned subsidiary of Jackpot, and Players (the "JACKPOT MERGER AGREEMENT"), which has now been terminated; and

                  WHEREAS, in connection with the termination of the Jackpot Merger Agreement, Buyer paid, on Players' behalf, the $13.5 million termination fee owed to Jackpot to terminate the Jackpot Merger Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.
                                   THE MERGER

         Section 1.1. THE MERGER. Upon the terms and subject to the provisions of this Agreement and in accordance with Chapter 92A of the Nevada Revised Statutes (the "NRS"), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Players. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Players shall continue as the surviving corporation (the "SURVIVING CORPORATION").

         Section 1.2. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement (including Section 7.1 hereof), articles of merger with respect to the Merger in such form as is required by NRS Section 92A.200 (the "ARTICLES OF MERGER") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Nevada for filing, as provided in the NRS, as early as practicable on the Closing Date (as defined in Section 1.3). The Merger shall become effective at the later of the date of filing of the Articles of Merger or at such time within 90 days of the date of filing as is specified in the Articles of Merger (the "EFFECTIVE TIME").

         Section 1.3. CLOSING. The closing of the Merger (the "CLOSING") will take place at such time and place to be agreed upon by the parties hereto, on a date to be specified by Buyer and Players, which shall be no later than the third business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "CLOSING DATE"), unless another date is agreed to by Buyer and Players.

         Section 1.4. EFFECT OF THE MERGER. Upon becoming effective, the Merger shall have the effects set forth in the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and Players shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Players shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.5. ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended to be identical to the Articles of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "Players"), in each case until duly amended in accordance with applicable law.

         Section 1.6. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II.
       EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT CORPORATIONS

          Section 2.1. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following:

               (a) PLAYERS COMMON STOCK. Each share of common stock, par value $0.005 per share, of Players ("PLAYERS COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)), together with all rights in respect thereto, shall be converted, subject to Section 2.1(e), into the right to receive from the Surviving Corporation a net amount of $8.50 in cash (the "MERGER CONSIDERATION").

          As of the Effective Time, all shares of Players Common Stock upon which the Merger Consideration is payable pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the Merger Consideration in exchange for such shares upon the surrender of such certificate in accordance with Section 2.2.

               (b) CANCELLATION OF TREASURY STOCK AND BUYER-OWNED STOCK. All shares of Players Common Stock that are owned by Players as treasury stock and any shares of Players Common Stock owned by Buyer or any wholly-owned Subsidiary (as defined in Section 3.1) of Buyer shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

               (c) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of the common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

               (d) PLAYERS DEBT SECURITIES. Except as otherwise repaid, redeemed or purchased in connection with the transactions contemplated hereby, all notes and other debt instruments of Players that are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

               (e) ADJUSTMENTS TO MERGER CONSIDERATION. The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Players Common Stock, as applicable), reorganization, recapitalization or any other like change with respect to Players Common Stock occurring after the date hereof and prior to the Effective Time.

     Section 2.2.  EXCHANGE OF CERTIFICATES.

                   (a) EXCHANGE AGENT. At or prior to the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Players Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.2, through the Exchange Agent, cash in an aggregate amount sufficient to pay the Merger Consideration (the cash so deposited being hereinafter referred to as the "EXCHANGE FUND"). Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of and payable to Buyer.

                   (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Buyer will instruct the Exchange Agent to mail to each holder of record of Players Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify), and (ii) instructions to effect the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of shares represented by such Certificate, and the Certificate so registered shall forthwith be canceled. In the event of a transfer of ownership of shares of Players Common Stock which is not registered in the transfer records of Players as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Players Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Players Common Stock will be deemed from and after the Effective Time for all corporate purposes (other than the payment of dividends and subject to Section 2.1(e)), to evidence the right to receive the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                   (c) TRANSFERS OF OWNERSHIP. At the Effective Time, the stock transfer books of Players shall be closed, and there shall be no further registration of transfers of Players Common Stock thereafter on the records of Players.

                   (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of Players as of the date which is twelve months after the Effective Time shall be delivered to Buyer, upon demand, and thereafter such former stockholders of Players who have not theretofore complied with this Section 2.2 shall be entitled to look only to Buyer for payment of the Merger Consideration to which they are entitled pursuant hereto.

                   (e) NO LIABILITY. None of Buyer, Merger Sub, Players or the Exchange Agent shall be liable to any holder of Players Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to the date on which the Merger Consideration or any dividends or distributions with respect to Players Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto on such date prior to the time such escheat laws become applicable.

                   (f) WITHHOLDING RIGHTS. Buyer or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates which prior to the Effective Time represented shares of Players Common Stock such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent and remitted to the proper authority, such withheld amounts thereafter shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Players Common Stock in respect of which such deduction and withholding was made by Buyer or the Exchange Agent.

                   (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration as may be required pursuant to Section 2.2; PROVIDED, HOWEVER, that Buyer may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

       Section 2.3. ACCELERATION AND PAYMENT FOR PLAYERS OPTIONS. Following the execution of this Agreement, the Board of Directors of Players (or, if appropriate, any committee administering the Players Stock Option Plans (as defined below)) shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that each then outstanding stock option to purchase shares of Players Common Stock (a "PLAYERS OPTION") heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of Players including (i) the 1985 Incentive Stock Option Plan ("1985 PLAN"), (ii) the 1990 Incentive Stock Option and Non-Qualified Option Plan ("1990 PLAN"), (iii) the Amended and Restated 1993 Stock Incentive Plan ("1993 PLAN"), (iv) the 1994 Directors Stock Incentive Plan ("1994 PLAN"),
(v) the Stock Option Plan for Non-Employee Directors (which consists of individual option grants in 1993 to outside directors) ("STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS"), and (vi) the option granted to Steven P. Perskie pursuant to the Retirement Agreement and General Release, dated September 30, 1996 ("PERSKIE OPTION") (with the plans referred to in clauses (i)-(vi) above collectively referred to as the "PLAYERS STOCK OPTION PLANS") shall be accelerated and canceled immediately prior to the Effective Time in exchange for payment of an amount of cash equal to the product of (x) the number of shares of Players Common Stock subject to such stock option immediately prior to the consummation of the Merger and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option; PROVIDED, HOWEVER, that such excess shall not be less than zero. Notwithstanding anything in this Section 2.3 to the contrary, any Players Option or stock appreciation right ("PLAYERS SAR") granted under any stock option or other stock-based incentive plan, program or arrangement of Players, including, without limitation, the Players Stock Option Plans, having a per share exercise price that is greater than the Merger Consideration, whether or not vested and exercisable, shall be accelerated and, if not exercised before the Effective Time, shall be canceled as of the Effective Time and shall have no further force or effect as of the Effective Time, without regard to the fact that the holder of such Players Option or Players SAR shall have received no payment for the Players Option or Players SAR.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF PLAYERS

                   Players represents and warrants to Buyer and Merger Sub that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Players to Buyer and Merger Sub on or before the date of this Agreement (the "PLAYERS DISCLOSURE SCHEDULE"). Any reference in the Merger Agreement to Players' "best knowledge," or "the best of Players' knowledge," or words of similar import, shall be deemed a reference to the actual knowledge of any of the corporate officers of Players or any of its Subsidiaries, for all purposes. The Players Disclosure Schedule has been prepared based upon the foregoing definition.

      Section 3.1. ORGANIZATION OF PLAYERS AND ITS SUBSIDIARIES. Each of
Players and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted and as proposed to be conducted. Each of Players and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Players and its Subsidiaries, taken as a whole (a "PLAYERS MATERIAL ADVERSE EFFECT"). Players has delivered to Buyer a true and correct copy of the Articles of Incorporation and Bylaws of Players, in each case as amended to the date of this Agreement. Assuming regulatory compliance by Buyer, the respective organizational documents of Players' Subsidiaries do not contain any provision that would limit or otherwise restrict the ability of Buyer, following the Effective Time, from owning or operating such Subsidiaries on the same basis as Players. Except as set forth on the Players Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Players, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in Exhibit 21 to the Players Annual Report on Form 10-K for the year ended March 31, 1999, neither Players nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in Players or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     Section 3.2.  CAPITALIZATION.

                   (a) The authorized capital stock of Players consists of 90,000,000 shares of Players Common Stock, $0.005 par value per share, and 10,000,000 shares of preferred stock, with no par value per share ("PLAYERS PREFERRED STOCK"). As of the date hereof, (i) 32,032,737 shares of Players Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 672,100 shares of Players Common Stock were held in the treasury of Players or by Subsidiaries of Players, and (iii) no shares of Players Preferred Stock are issued and outstanding. Section 3.2(a)(i) of the Players Disclosure Schedule sets forth the number of shares of Players Common Stock reserved for future issuance upon exercise of Players Options granted and outstanding as of the date hereof and under the Players Stock Option Plans.
Section 3.2(a)(i) of the Players Disclosure Schedule also sets forth as of the date hereof, for each Players Stock Option Plan, the dates on which Options and Players SARs which are still outstanding under such plan were granted, the number of outstanding Options and Players SARs granted on each such date and the exercise price thereof. Except as disclosed in Section 3.2(a)(i) of the Players Disclosure Schedule, since September 30, 1998 through the date of this Agreement, Players has not made any grants under any of the Players Stock Option Plans. Except as disclosed in Section 3.2(a)(i) of the Players Disclosure Schedule with respect to Players SARs, as of the date of this Agreement, Players has not granted any contractual rights the value of which is derived from the financial performance of Players or from the value of shares of Players Common Stock. Except as disclosed in Section 3.2(a)(ii) of the Players Disclosure Schedule, there are no obligations contingent or otherwise, of Players or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Players Common Stock or the capital stock or ownership interests of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of Players' Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Section 3.2(a)(iii) of the Players Disclosure Schedule and except as required by gaming industry regulation, all such shares and ownership interests are owned by Players or another Subsidiary of Players free and clear of all security interests, liens, claims, pledges, agreements, limitations on Players' voting rights, charges or other encumbrances or restrictions on transfer of any nature.

                   (b) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("VOTING DEBT") of Players or any of its Subsidiaries issued and outstanding. Except as set forth in Section 3.2(a) or in this Section 3.2(b) or as reserved for future grants of options under the Players Stock Option Plans and except for the common stock purchase rights issued and issuable under the Stockholders' Rights Plan dated as of January 27, 1997 (the "RIGHTS AGREEMENT"), as of the date hereof, (i) there are no shares of capital stock of any class of Players, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) except as set forth in Section 3.2(b) of the Players Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Players or any of its Subsidiaries is a party or by which it is bound obligating Players or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of Players or any of its Subsidiaries or obligating Players or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Players. All shares of Players Common Stock subject to issuance as specified in this Section 3.2(b) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

    Section 3.3.   AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                   (a) Players has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Players have been duly authorized by all necessary corporate action on the part of Players, subject only to the approval and adoption of this Agreement and the Merger by a majority of Players' stockholders. This Agreement has been duly executed and delivered by Players and constitutes the valid and binding obligation of Players, enforceable against Players in accordance with its terms.

                   (b) Other than as disclosed in Section 3.3(b) of the Players Disclosure Schedule, the execution and delivery of this Agreement by Players does not, and the consummation of the transactions contemplated hereby will not,
(i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Players or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Players or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Players or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Players Material Adverse Effect or (y) would not prevent or materially delay the consummation of the Merger.

                   (c) Except as disclosed in Section 3.3(c) of the Players Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Players or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR ACT"), (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Nevada, (iii) the filing of any Proxy Statement (as such term is defined in Section 5.4(a) below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iv) any approvals and filing of notices required under any applicable gaming industry regulation, (v) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (vi) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger, and (vii) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Players or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not have a Players Material Adverse Effect.

                   (d) The Agreement and Plan of Merger dated as of February 8, 1999 among Jackpot, JEI Merger Corp. and Players has been duly terminated.

    Section 3.4.   PUBLIC FILINGS; FINANCIAL STATEMENTS.

                   (a) None of Players' Subsidiaries is required to file forms, reports and documents with the SEC. Players has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Securities Act and the Exchange Act since March 31, 1998. Except as set forth in
Section 3.4(a) of the Players Disclosure Schedule and except for matters otherwise corrected by the subsequent filing with the SEC of an appropriate amendment prior to the date of this Agreement, the reports, forms, documents filed by Players with the SEC prior to the date of this Agreement (the "PLAYERS SEC REPORTS")

(including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Players SEC Reports or necessary in order to make the statements in such Players SEC Reports, in the light of the circumstances under which they were made, not misleading.

                   (b) Except as set forth in Section 3.4(a), each of the consolidated financial statements (including, in each case, any related notes) of Players contained in the Players SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Players and its consolidated Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, with respect to interim periods since March 31, 1999, were not or are not expected to be material in amount. The audited balance sheet of Players as of March 31, 1999 is referred to herein as the "PLAYERS BALANCE SHEET."

     Section 3.5. NO UNDISCLOSED LIABILITIES. Except as disclosed in the Players SEC Reports or in Section 3.5 of the Players Disclosure Schedule, and except for liabilities and obligations incurred since the date of the Players Balance Sheet in the ordinary course of business consistent with past practices, Players and its consolidated Subsidiaries do not have any liabilities of any kind, whether accrued, contingent or otherwise (whether or not of the type required to be reflected in financial statements, including the notes thereto, in accordance with GAAP), and whether due or to become due, which would be reasonably likely to have a Players Material Adverse Effect.

     Section 3.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Players SEC Reports or in Section 3.6 of the Players Disclosure Schedule since the date of the Players Balance Sheet, Players and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any Players Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Players' capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (w) any granting by Players or any of its Subsidiaries to any director or officer of Players or its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Players SEC Reports, (x) any granting by Players or any of its Subsidiaries to any director or officer of any stock options, except as was required under employment agreements in effect as of the date of the most recent financial statements included in the Players SEC Reports, (y) any granting by Players or any of its Subsidiaries to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements, plans or arrangements in effect as of the date of the most recent financial statements included in the Players SEC Reports or (z) any entry by Players or any of its Subsidiaries into any employment, severance or termination agreement with any officer, (v) any change in accounting methods, principles or practices having a material adverse effect on Players, except insofar as may have been required by a change in GAAP,
(vi) any tax election that individually or in the aggregate would have a Players Material Adverse Effect or (vii) any settlement of pending or threatened litigation involving Players or any of its Subsidiaries (whether brought by a private party or a Governmental Entity) other than any settlement which is not reasonably likely to have a Players Material Adverse Effect.

    Section 3.7.   TAXES.

                   (a) For the purposes of this Agreement, a "TAX" or, collectively, "TAXES," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "TAXES" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

                   (b) Players and each of its Subsidiaries (separately or as members of an affiliated, consolidated, unitary or combined group) have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions) and such Tax returns and reports (taking into account all amendments thereto) are true, correct and complete in all material respects,
(ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained). Except as set forth in Section 3.7(b) of the Players Disclosure Schedule, neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Players, is threatening to assert any claims for Taxes. Except as set forth in Section 3.7(b) of the Players Disclosure Schedule, neither Players nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, and no such waivers or extensions are pending. Players and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected. Neither Players nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for Taxes upon the assets of Players or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings, with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained).

                   (c) Neither Players nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Players or any Subsidiary of Players.

                   (d) Neither Players nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

    Section 3.8.   REAL PROPERTY, TITLE AND RELATED MATTERS.

                   (a) REAL PROPERTY. Section 3.8 (a) of the Players Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of
(i) all contracts or agreements relating to the Leased Real Property, and (ii) a brief description of each piece of Owned Real Property currently used by Players and its Subsidiaries in their respective businesses. Players or a Subsidiary of Players, as the case may be, has (A) good and marketable title to all Owned Real Property and to all fixtures thereon, free and clear of any Encumbrances, except for Permitted Encumbrances, and (B) except as set forth in Section 3.8(a) of the Players Disclosure Schedule, Item (I), a valid leasehold interest in and the right to quiet enjoyment of the Leased Real Property for the full term of the leases. Each lease or other contract referred to in Section 3.8(a) of the Players Disclosure Schedule is a valid contract or agreement enforceable against Players or its Subsidiary, as the case may be, in accordance with its terms and, to the knowledge of Players, against the other parties thereto. To the knowledge of Players, there are no rights or options of any third party to acquire any ownership interest in such Leased Real Property or Owned Real Property. Neither Players nor any of its Subsidiaries are in default, nor have received any written notice alleging that it or they are in default, under the leases, ground leases, subleases, licenses, options or other agreements set forth in Section 3.8(a) of the Players Disclosure Schedule. To the knowledge of Players, no other party to any such leases, ground leases, licenses, options or other agreements is in default thereunder.

                   (b) DEFINITIONS. As used in this Section 3.8, the following terms shall have the following meanings:

                   "ENCUMBRANCES" means all leases, mortgages, liens, pledges, charges, options, encumbrances or defects of any kind or character.

                   "LEASED REAL PROPERTY" means all of the real property leased or subleased by Players or a Subsidiary of Players as tenant and listed on Section 3.8(a) of the Players Disclosure Schedule, together with, to the extent leased by Players, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property of Players attached or appurtenant thereto, and all easements, licenses, rights and appurtenances related to the foregoing.

                   "OWNED REAL PROPERTY" means all of the real property owned by Players or any of its Subsidiaries and listed on Section 3.8(a) of the Players Disclosure Schedule, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                   "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Encumbrances that are disclosed in Section 3.8(a) of the Players Disclosure Schedule, except for (A) any Encumbrance which would prevent the use of the subject property for its current use, or (B) any Encumbrance which secures any indebtedness (other than indebtedness that is otherwise permitted by this Agreement), (ii) liens for taxes, assessments, fees, and other governmental charges or levies which are not yet due, payable or delinquent, (iii) such survey exceptions or reciprocal easement agreements that do not prevent Players or its Subsidiaries, and would not prevent the Surviving Corporation, from conducting Players' business as currently conducted and which would not have a Players Material Adverse Effect, (iv) the provisions of any federal, state or local law, ordinance or regulation, PROVIDED the same are not violated by the current use of the property, (v) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are not in excess of $250,000 in the aggregate at any time, and (vi) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

         Section 3.9. TITLE TO PERSONAL PROPERTY; LIENS. To the best knowledge of Players, Players and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible personal properties and assets (including all riverboats operated by Players and its Subsidiaries) in order to allow it to conduct, and continue to conduct, its business as and where currently conducted, except for such matters which, individually or in the aggregate, would not be reasonably likely to have a Players Material Adverse Effect. Except as disclosed in Section 3.9 of the Players Disclosure Schedule, such material tangible personal assets and properties are sufficiently free of liens to allow each of Players and its Subsidiaries to conduct, and continue to conduct, its business as currently conducted and to the best knowledge of Players, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which, individually or in the aggregate, would be reasonably likely to have a Players Material Adverse Effect. There are no defects in the physical condition or operability of such material tangible personal properties and assets which would impair the use of such properties and assets as such properties and assets are currently used, except for such defects which, individually or in the aggregate, would not be reasonably likely to have a Players Material Adverse Effect.

     Section 3.10. INTELLECTUAL PROPERTY. Section 3.10 of the Players
Disclosure Schedule lists all (i) trademark and service mark registrations and applications owned by Players or any of its Subsidiaries and (ii) trademark, service mark and trade name license agreements to which Players or any of its Subsidiaries is a party. Except as disclosed in Section 3.10 of the Players Disclosure Schedule, all material trademarks, trademark applications, trade names, service marks, trade secrets (including customer lists and customer databases), copyrights, patents, licenses, know-how and other proprietary intellectual property rights used in connection with the businesses of Players and its Subsidiaries as currently conducted are without material restrictions or material conditions on use, and there is no conflict with the intellectual property rights of Players and its Subsidiaries therein or any conflict by them with the intellectual property rights of others therein which, individually or in the aggregate, would be reasonably likely to have a Players Material Adverse Effect.

    Section 3.11.  AGREEMENTS, CONTRACTS AND COMMITMENTS.

                   (a) Except as disclosed in the Players SEC Reports or as disclosed in Section 3.11(a) of the Players Disclosure Schedule, as of the date of this Agreement, neither Players nor any of its Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $1,000,000, (ii) partnership, joint venture or limited liability or management agreement with any person, (iii) agreement, contract, or other instrument relating to any merger, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any material assets of Players or any of its Subsidiaries outside the ordinary course of business, (iv) other contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (v) agreement, contract, or other instrument relating to any "strategic alliances" (i.e., cross-marketing, affinity relationship, etc.), (vi) contract, agreement or commitment which materially restricts (geographically or otherwise) the conduct of any line of business by Players or any of its Subsidiaries, (vii) any contract, agreement or other instrument having as a party a partnership, joint venture or limited liability company in which Players or any of its Subsidiaries is a partner, joint venture party or member which would otherwise satisfy the criteria in clauses (i), (iii), (iv), (v) or (vi) if Players or any of its Subsidiaries were a party to such contract, agreement or other instrument or (viii) any other material contract requiring annual or remaining payments in excess of $250,000 after the date hereof and which is not cancelable on less than 30 days' notice (collectively, the "PLAYERS MATERIAL CONTRACTS"). "INDEBTEDNESS" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing incurred by any other person other than Players or any of its Subsidiaries.

                   (b) Except as disclosed in the Players SEC Reports filed prior to the date of this Agreement or as disclosed in Section 3.11(b) of the Players Disclosure Schedule, as of the date of this Agreement, (i) each of the Players Material Contracts is valid and binding upon Players or any of its Subsidiaries (and, to Players' best knowledge, on all other parties thereto) in accordance with its terms and is in full force and effect, (ii) there is no material breach or violation of or default by Players or any of its Subsidiaries under any of the Players Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to Players or any of its Subsidiaries which, with the notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Players Material Contracts, which breach, violation or default referred to in clauses
(ii) or (iii), alone or in the aggregate with other such breaches, violations or defaults referred to in clauses (ii) or (iii), would be reasonably likely to have a Players Material Adverse Effect.

                   (c) Except as disclosed in Section 3.11(c) of the Players Disclosure Schedule and except for liabilities or obligations which, individually or in the aggregate, would not be reasonably likely to have a Players Material Adverse Effect, Players and its Subsidiaries have terminated, and have no continuing liabilities or obligations under, any agreement, contract or arrangement with any person or entity relating to the Players Island Resort Casino Spa in Mesquite, Nevada. Any and all rights of the buyer of the Players Island Resort Casino Spa to indemnity by Players or any of its Subsidiaries have terminated, except for claims specifically disclosed in Section 3.11(c) of the Players Disclosure Schedule.

    Section 3.12. LITIGATION. Except as disclosed in the Players SEC
Reports or in Section 3.12 of the Players Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation against or affecting Players or any of its Subsidiaries pending, or as to which Players or any of its Subsidiaries has received any written notice of assertion against or affecting, Players or any of its Subsidiaries or any property or asset of Players or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign that individually or in the aggregate could reasonably be expected to
(i) have a Players Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement; and (b) there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Players or any of its Subsidiaries that could reasonably be expected to have any effect referred to in clauses (i) or (ii) above.

    Section 3.13.  ENVIRONMENTAL MATTERS.

                   (a) Except as disclosed in Section 3.13 of the Players Disclosure Schedule, the Players SEC Reports and as would not be reasonably likely to have a Players Material Adverse Effect: (i) Players and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.13(b)); (ii) the properties currently owned or operated by Players and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in

Section 3.13(c)); (iii) neither Players nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Players nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (v) neither Players nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Players or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither Players nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving Players or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Players or any of its Subsidiaries pursuant to any Environmental Law.

                   (b) For purposes of this Agreement, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:
(A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                   (c) For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

    Section 3.14.  EMPLOYEE BENEFIT PLANS.

                   (a) Section 3.14(a) of the Players Disclosure Schedule contains a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment, retention, change of control and severance agreements, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies and agreements, written or otherwise, in each case that is sponsored, maintained, contributed to or required to be contributed to by Players or any of its Subsidiaries or any trade or business (whether or not incorporated) which, together with Players or any of its Subsidiaries, would be deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which Players, any of its Subsidiaries or any ERISA Affiliate is a party for the benefit of any current or former employee, consultant, director or independent contractor of Players or any of its Subsidiaries (together, the "PLAYERS EMPLOYEE PLANS").

                   (b) Players has delivered or made available to Buyer all material documents related to the Players Employee Plans, including, without limitation: (i) true and complete copies of all Players Employee Plan documents and any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) detailed summaries of all unwritten Players Employee Plans, (iii) true and complete copies of the most recent financial statements and actuarial reports with respect to all Players Employee Plans for which financial statements or actuarial reports are required or have been prepared; (iv) the most recent determination letter from the IRS (if applicable) for any such Players Employee Plan, and (v) true and complete copies of any filing with or report to any Governmental Entity with respect to any Players Employee Plan made by Players or any of its Subsidiaries during the twenty-four months prior to the date of this Agreement, including, without limitation, annual reports for Players Employee Plans, and a copy of any correspondence to Players or any of its Subsidiaries from any Governmental Entity with respect to any such Players Employee Plan during such period.

                   (c) All Players Employee Plans conform in all material respects to, and are being administered and operated in all material respects in compliance with, the requirements of ERISA, the Code and all other applicable laws, including applicable laws of foreign jurisdictions. Except as set forth in
Section 3.14(c) of the Players Disclosure Schedule, there have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the Players Employee Plans that could subject Players or any of its Subsidiaries to any penalties or taxes imposed under the Code or ERISA. Section 3.14(c) of the Players Disclosure Schedule sets forth a true and complete list of all outstanding loans from Players or any of its Subsidiaries to any current or former director, officer, employee or consultant.

                   (d) Except as set forth in Section 3.14(d) of the Players Disclosure Schedule, any Players Employee Plan that is intended to be qualified under Section 401 (a) of the Code and exempt from tax under Section 501 (a) of the Code has been determined by the Internal Revenue Service to be so qualified, has received a favorable determination letter from the IRS covering provisions of the Tax Reform Act of 1986, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption in any material respect, or result in the imposition of material excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Players Employee Plan. All contributions or other amounts payable by Players or any of its Subsidiaries with respect to each Players Employee Plan have been paid or accrued in accordance with GAAP, ERISA, the Code and the terms of each such plan.

                   (e) Except as set forth in Section 3.14(e) of the Players Disclosure Schedule, neither Players, any of its Subsidiaries nor any ERISA Affiliate (i) at any time in the past has had a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) ("MULTIEMPLOYER PLAN") or (ii) at any time in the past has had any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code. As of the date of this Agreement, no Players Employee Plan is subject to Title IV of ERISA and no Players Employee Plan is a Multiemployer Plan.

                   (f) There are no pending, or to Players' knowledge, any threatened or anticipated claims by or on behalf of any Players Employee Plan, or by or on behalf of any individual participants or beneficiaries of any Players Employee Plan, alleging any breach of fiduciary duty on the part of Players or any of its Subsidiaries or any of the officers, directors or employees of Players or any of its Subsidiaries under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable Laws. To the knowledge of Players or any of its Subsidiaries, the Players Employee Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

                   (g) With respect to any Players Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "PLAYERS WELFARE PLAN"), (i) each Players Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deduction and (ii) any Players Employee Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied in all material respects, with all of the requirements of ERISA and Section 4980B of the Code. No welfare benefit fund (within the meaning of Section 419(e)(1) of the Code) or voluntary employees' beneficiary association (within the meaning of 501 (c)(9) of the Code) has been established or maintained in connection with a Players Welfare Plan.

    Section 3.15.  COMPLIANCE.

                   (a) Except as disclosed in Section 3.15 of the Players Disclosure Schedule, each of Players and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Players' best knowledge), officers, persons performing management functions similar to officers and, to Players' best knowledge, partners hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Environmental Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916, Certificates of Inspection issued by the US Coast Guard and permits and approvals issued by the United States Army Corps of Engineers and Players Gaming Laws (as defined below)), necessary to conduct the business and operations of Players and each of its Subsidiaries as currently conducted, each of which is in full force and effect in all material respects and no notice of revocation has been received in respect thereof, except where the failure to hold such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals would not, individually or in the aggregate, be reasonably likely to have a Players Material Adverse Effect (the "PLAYERS PERMITS"). Except as disclosed in the Players SEC Reports, as disclosed in Section 3.15 of the Players Disclosure Schedule, or as would not be reasonably likely to have a Players Material Adverse Effect, the businesses of Players and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. Except as disclosed in Schedule 3.15 of the Players Disclosure Schedule, to Players' best knowledge, no investigation or review by any Governmental Entity with respect to Players or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Players Material Adverse Effect.

                   (b) The term "PLAYERS GAMING LAWS" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of Players or any of its Subsidiaries, including any applicable state gaming law and any federal or state laws relating to currency transactions.

                   (c) Except as disclosed in Section 3.15 of the Players Disclosure Schedule (i) neither Players nor any of its Subsidiaries, nor any director (but with respect to non-employee directors, only to Players' best knowledge), officer, key employee or, to Players' best knowledge, partners of Players or any of its Subsidiaries has received any written claim, demand notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Players Gaming Laws which did or would be reasonably likely to result in fines or penalties of $250,000 or more; (ii) to the best knowledge of Players, there are no facts, which if known to the regulators under the Players Gaming Laws could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of it or them, or any officer, director, other person performing management functions similar to an officer or partner, under any Players Gaming Laws; and (iii) neither Players nor any of its Subsidiaries has suffered a suspension or revocation of any material license, finding of suitability, registration, permit or approval held under the Players Gaming Laws.

    Section 3.16. LABOR MATTERS. Except as disclosed in Section 3.16 of the Players Disclosure Schedule, (i) there are no proceedings pending between Players or any of its Subsidiaries and any of their respective employees before the Equal Employment Opportunity Commission, Department of Labor, or any other Governmental Entity; (ii) to the best knowledge of Players, there are no activities or proceedings of any labor union to organize any non-unionized employees; (iii) neither Players nor any of its Subsidiaries has received notice of any alleged unfair labor practice charges and/or complaints pending against Players or any of its Subsidiaries or any of their respective representatives or employees before the National Labor Relations Board or any current union representation questions involving employees of Players or any of its Subsidiaries; and (iv) Players' employment policies and practices comply in all material respects with applicable law; and (v) there is no strike, slowdown, work stoppage, labor dispute or lockout, or, to the best knowledge of Players, threat thereof, by or with respect to any employees of Players or any of its Subsidiaries. Players and its Subsidiaries are not parties to any collective bargaining agreements or other labor union contracts applicable to individuals employed or previously employed by Players or any of its Subsidiaries and, except as disclosed in Players Disclosure Schedule 3.16, no collective bargaining agreement or labor union contract is being negotiated by Players or any such Subsidiary.

     Section 3.17. INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Players or any of its Subsidiaries are listed on Section 3.17 of the Players Disclosure Schedule. At the Effective Time, all such insurance policies, or replacements thereof, will be outstanding and duly in force. To Players' knowledge, no notice of termination or non-renewal of any such insurance policy has been received by Players.

     Section 3.18. INFORMATION IN PROXY STATEMENT. The Proxy Statement, as such term is defined in Section 5.4(a) below (or any amendment thereof or supplement thereto), at the date mailed to Players' stockholders and at the time of the Players Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; PROVIDED, HOWEVER, that no representation is made by Players with respect to statements made therein based on information supplied by Buyer or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    Section 3.19. STATE TAKEOVER STATUTE. The Board of Directors of Players has approved the Merger, this Agreement and the Stockholder Support Agreements and, assuming the accuracy of the representations contained in Section 4.7 hereof (without giving effect to the knowledge qualification therein), such approval is sufficient to render inapplicable to the Merger, this Agreement and the Stockholder Support Agreements and the transactions contemplated hereby and thereby the provisions of Section 78.378 through 78.3793 of the NRS to the extent, if any, such Sections are applicable to the Merger, this Agreement and the Stockholder Support Agreements and the transactions contemplated hereby and thereby.

    Section 3.20. VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding shares of Players Common Stock entitled to vote thereon at the Players Special Meeting with respect to the approval of the Merger (the "PLAYERS STOCKHOLDER APPROVAL") is the only vote of the holders of any class or series of Players' capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

    Section 3.21. PLAYERS RIGHTS AGREEMENT. The Rights Agreement has been amended as of August 19, 1999, in the form attached hereto as Exhibit B, so as to provide that (i) no "Distribution Date," "Stock Acquisition Date," or "Trigger Event" thereunder shall be deemed to have occurred, (ii) none of Buyer or any of its Subsidiaries will be an "Acquiring Person" thereunder and (iii) no holder of rights issued thereunder shall be entitled to exercise such rights under, or be entitled to any rights or benefits pursuant to, the Rights Agreement, in each case solely by reason of the approval and execution of this Agreement or the execution of the Stockholder Support Agreements, or the consummation of the transactions contemplated hereby or thereby.

    Section 3.22.  YEAR 2000. Except as disclosed in Section 3.22 of the
Players Disclosure Schedule, as of the date hereof, all computer software necessary for the conduct of its business (the "SOFTWARE") is (or will be, prior to December 31, 1999, as provided in Section 3.22 of the Players Disclosure Schedule) designed to be used prior to, during, and after December 31, 1999, and the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Players further represents and warrants that as of the date hereof, the Software either does or will, prior to December 31, 1999 as provided in Section
3.22 of the Players Disclosure Schedule accept, calculate, sort, extract and otherwise process date inputs and date values, and return and display date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

    Section 3.23. OPINION OF FINANCIAL ADVISOR. Players has received the oral opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as of the date of this Agreement, to the effect that the Merger Consideration is fair to the holders of Players Common Stock from a financial point of view.

    Section 3.24. BROKERS. None of Players, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions, finder's or other fees in connection with the transactions contemplated by this Agreement, except that Players has retained DLJ as its financial advisor.

                                   ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

                   Buyer and Merger Sub represent and warrant to Players that the statements contained in this Article IV are true and correct except as set forth herein and in the disclosure schedule delivered by Buyer and Merger Sub to Players on or before the date of this Agreement (the "BUYER DISCLOSURE SCHEDULE"), or as otherwise expressly contemplated by this Agreement. Any reference in the Merger Agreement to Buyer's "best knowledge," or "the best of Buyer's knowledge," or words of similar import, shall be deemed a reference to the actual knowledge of any of the corporate officers of Buyer or any of its Subsidiaries, for all purposes. The Buyer Disclosure Schedule has been prepared based upon the foregoing definition.

    Section 4.1. ORGANIZATION OF BUYER AND MERGER SUB. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted and as proposed to be conducted. Each of Buyer and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries, taken as a whole (a "BUYER MATERIAL ADVERSE EFFECT"). Buyer has delivered to Players a true and correct copy of the Certificate of Incorporation and Bylaws of Buyer, in each case as amended to the date of this Agreement.

    Section 4.2.   CAPITALIZATION OF MERGER SUB.

                   The authorized capital stock of Merger Sub consists of 2,500 shares of common stock, par value $.01 per share ("MERGER SUB COMMON STOCK"), of which 1,000 shares are issued and outstanding. Buyer owns directly all the outstanding shares of Merger Sub Common Stock. The outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and assessable and free of any preemptive rights.

    Section 4.3.   AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                   (a) Buyer and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable against each of them in accordance with its terms.

                   (b) Other than as disclosed in Section 4.3(b) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by Buyer and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect or (y) would not impair or materially delay the consummation of the Merger.

                   (c) Except as disclosed in Section 4.3(c) of the Buyer Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Nevada,
(iii) any approvals and filing of notices required under any applicable gaming industry regulation, (iv) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (v) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (vi) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Buyer or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not have a Buyer Material Adverse Effect.

     Section 4.4.  PUBLIC FILINGS; FINANCIAL STATEMENTS.

                   (a) Buyer and its Subsidiaries that are required to file forms, reports or other document with the SEC (the "BUYER REPORTING SUBSIDIARIES") have filed and made available to Buyer all forms, reports and documents required to be filed by Buyer and the Buyer Reporting Subsidiaries with the SEC since January 1, 1995 (collectively, the "BUYER SEC REPORTS"). The Buyer SEC Reports (including any financial statements filed as part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

                   (b) Each of the consolidated financial statements (including, in each case, any related notes) of Buyer contained in the Buyer SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, with respect to interim periods since December 31, 1998, were not or are not expected to be material in amount.

    Section 4.5. PROXY STATEMENT. The information supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.4(a) below) shall not, on the date the Proxy Statement is first mailed to stockholders of Players, at the time of the Players Special Meeting (as provided for in Section 5.5) and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Players Special Meeting which has become false or misleading.

    Section 4.6. BROKERS. None of Buyer, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions, finder's or other fees in connection with the transactions contemplated by this Agreement, except that Buyer has retained Deutsche Bank Alex. Brown and Morgan Stanley & Co. as Buyer's financial advisors.

         Section 4.7. OWNERSHIP OF SECURITIES. As of the date hereof, neither Buyer nor, to Buyer's knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to an agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding or disposing of, in each case, shares of Players Common Stock representing at least 20% of the total number of outstanding shares of Players Common Stock.

         Section 4.8. FINANCING. Buyer and its Subsidiaries will have available, to the extent required as of the Closing Date, sufficient funds to enable Buyer and its Subsidiaries to (i) pay the Merger Consideration, (ii) purchase any of Players' outstanding 10 7/8% Senior Notes due 2005 (the "SENIOR NOTES") required to be purchased pursuant to the change of control provisions contained in the indenture governing such indebtedness and (iii) consummate any tender offer and/or consent solicitation for the Senior Notes required to be consummated pursuant to 5.12(c).

                                   ARTICLE V.
                                   COVENANTS

    Section 5.1.   CONDUCT OF BUSINESS OF PLAYERS.

                   Except as disclosed in Section 5.1 of the Players Disclosure Schedule during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Players agrees as to itself and its respective Subsidiaries (except to the extent that Buyer shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, Players agrees (except as otherwise contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) as follows:

                   (a) DIVIDENDS; CHANGES IN STOCK. Players shall not and shall cause its Subsidiaries not to, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Players to its parent (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (y) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Players Common Stock upon the exercise of Players Options outstanding on the date of this Agreement and in accordance with their present terms) or (z) purchase, redeem or otherwise acquire any shares of capital stock of Players or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

                   (b) ISSUANCE OF SECURITIES. Players shall not and shall cause its Subsidiaries not to issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Players Common Stock upon the exercise of Players Options outstanding on the date of this Agreement and in accordance with their present terms).

                   (c) GOVERNING DOCUMENTS. Players shall not and shall cause its Subsidiaries not to amend its Certificate of Incorporation, By-Laws or other comparable charter or organizational documents.

                   (d) NO ACQUISITIONS. Players shall not and shall cause its Subsidiaries not to acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof.

                   (e) NO DISPOSITIONS. Players shall not and shall cause its Subsidiaries not to sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets, other than in the ordinary course of business consistent with past practice.

                   (f) INDEBTEDNESS. Players shall not and shall cause its Subsidiaries not to (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Players or any of its Subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the ordinary course of business consistent with past practice or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice.

                   (g) EMPLOYEE BENEFITS. Players shall not and shall cause its Subsidiaries not to, except as required by applicable law or, with respect to the limitations contained in subclauses (C) and (G) of this Section 5.1(b)(vii), agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or amend any employment, severance, retention or similar agreement or contract; (B) negotiate or enter into any collective bargaining agreement or labor union contract; (C) increase, in any manner, the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice); (D) adopt or establish any new benefit plan; or amend any existing benefit plan, including, without limitation, the Players Employee Plans and the Players Welfare Plan, except as required by law; or pay any benefit not provided for under any Players Employee Plan or Players Welfare Plan; (E) adopt, establish or amend any severance pay plan; or increase in any manner the severance or termination pay of any officer or employee; (F) modify the provisions of any Players Stock Option Plan; or adjust or modify the terms of any outstanding Players Options; or take any action to accelerate the vesting of, or cash out rights associated with, any Players Option or Players SAR, except as contemplated by the Employment Agreements; or remove existing restrictions in any Players Stock Option Plan or other plan or arrangement; (G) grant any new awards under any Players Stock Option Plan or other bonus, incentive, performance or compensation plan or arrangement, including the grant of Players Options, Players SARs, stock-based or stock-related awards, performance units or restricted stock; (H) take any action to fund or, in any other way secure, the payment of compensation or benefits under any Players Employee Plan, Players Welfare Plan or other employee plan, agreement, contract or arrangement; or (i) hire any individual as an employee, independent contractor or consultant who will be paid an annual base salary that equals or exceeds $100,000, without the prior written consent of Buyer.

                   (h) MATERIAL CONTRACTS. Players shall not and shall cause its Subsidiaries not to (a) enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act or (b) modify, amend or terminate any existing agreement of such type or waive, release or assign any material rights or claims contained therein, except in the ordinary course of business consistent with past practice.

                   (i) ACCOUNTING MATTERS. Players shall not and shall cause its Subsidiaries not to make any material change in accounting methods, principles or practices except as required by GAAP, or the applicable regulations under the Securities Act and the Exchange Act.

                   (j) TAX MATTERS. Players shall not and shall cause its Subsidiaries not to make any material tax election or enter into any settlement or compromise with respect to any material income tax liability.

                   (k) SETTLEMENT. Players shall not and shall cause its Subsidiaries not to settle any pending or threatened litigation involving Players or any of its Subsidiaries (whether brought by a private party or a Government Entity), except for settlements that, in the aggregate, involve payments, not covered by insurance, by Players or any Subsidiaries of less than $250,000 and which settle entire claims or causes of action arising out of the same or similar facts and circumstances or do not impose any material restrictions on the business or operations of Players or any of its Subsidiaries.

                   (l) CAPITAL EXPENDITURES. Players together with its Subsidiaries shall not make capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate.

                   (m) GENERAL. Players shall not and shall cause its Subsidiaries not to authorize any of, or commit or agree to take any of, the foregoing actions.

    Section 5.2. COOPERATION; NOTICE; CURE. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Players shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations. Each of Players and Buyer shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Players or Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Players or Buyer contained in this Agreement.

         Section 5.3. NO SOLICITATION. From and after the date hereof, Players shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender or exchange offer) or similar transaction involving Players or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions with any person (or group of persons) other than Buyer or its respective affiliates (a "THIRD PARTY") concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; PROVIDED, however, that until approval of the Merger at the Players Special Meeting (as defined below), nothing contained in this Agreement shall prevent Players or its Board of Directors, from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or modifying or withdrawing its recommendation with respect to the transactions contemplated hereby or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of Players, if the Board of Directors of Players reasonably believes in good faith that (i) such Acquisition Proposal, after consultation with and receipt of advice from DLJ, is reasonably capable of being completed on substantially the terms proposed and is superior from a financial point of view to the holders of Players Common Stock than the transactions contemplated by this Agreement and (ii) after receipt of advice to such effect from outside legal counsel (who may be Players' regularly engaged outside legal counsel), determines in good faith that such action is required for the Board of Directors of Players to comply with its duties to holders of Players Common Stock imposed by applicable law (a "SUPERIOR PROPOSAL").

         Section 5.4.      PROXY STATEMENT.

                   (a) As promptly as practicable after the execution of this Agreement, Players shall either (i) prepare and file with the SEC an amendment to the proxy statement of Players dated July 22, 1999 that Players mailed to its stockholders, in connection with the proposed merger of a subsidiary of Jackpot Enterprises, Inc. with and into Players, which amendment will modify such proxy statement so that it can be used to send to Players' stockholders in connection with, and for their consideration of, this Agreement and the Merger or (ii) prepare and file with the SEC, in preliminary form, a new proxy statement to be sent to Players' stockholders in connection with, and for their consideration of, this Agreement and the Merger (in either case, the "PROXY STATEMENT").

                   (b) Players and Buyer shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

    Section 5.5. SPECIAL MEETING. Players shall either (i) duly adjourn the stockholder meeting it called for September 14, 1999 to such other date that is the first practicable date on which Players can reasonably hold such stockholder meeting for the purpose of allowing such stockholders to vote upon this Agreement and the Merger, or (ii) cancel the stockholder meeting currently scheduled for September 14, 1999 and instead duly call, give notice of, convene and hold a new special meeting of its stockholders for the purpose of voting upon this Agreement and the Merger to be held as promptly as reasonably practicable after the date hereof (in either case, the "PLAYERS SPECIAL MEETING"). Except as expressly otherwise PROVIDED in Section 5.3 hereof, Players shall, through its Board of Directors, recommend to its stockholders adoption and approval of this Agreement and the Merger.

    Section 5.6.   ACCESS TO INFORMATION. Upon reasonable notice, Players
(and each of their respective Subsidiaries) shall afford to Buyer and its officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all of Players' personnel, properties, books, contracts, commitments and records and, during such period, Players shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal or state securities laws and (c) all other information concerning its business, properties and personnel as Buyer may reasonably request. Buyer will hold any such information furnished to it by Players in confidence in accordance with the confidentiality agreements between the parties (collectively, the "CONFIDENTIALITY AGREEMENT"). No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Paragraphs 5 and 6 of the Confidentiality Agreement binding Buyer shall be terminated and be without effect upon any termination of this Agreement pursuant to Sections 7.1(e) or 7.1(f).

    Section 5.7.   GOVERNMENTAL APPROVALS.

                   (a) The parties hereto shall cooperate with each other and use all commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable without conditions, restrictions or limitations that are more restrictive than those conditions, restrictions and limitations applicable to Players on the date hereof, all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement ("GOVERNMENTAL APPROVALS"). Each of the parties hereto and their respective officers, directors and affiliates shall file within thirty (30) days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Players and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Players or to Buyer, as the case may be, and any of their respective Subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Players and Buyer (the "NOTIFYING PARTY") will notify the other reasonably promptly of the receipt of material comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all material correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; PROVIDED, however, that it shall not be required to supply the other party with copies of correspondence relating to the personal applications of individual applicants except for evidence of filing.

                   (b) Players and Buyer shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Players and Buyer shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

                   (c) Notwithstanding any other provision of this Agreement (but without limiting the obligations set forth in Sections 5.7(a) and (b)), Buyer shall have no obligation or affirmative duty under this Section 5.7 to cease or refrain from the ownership of any assets or properties (including any of the assets and properties to be acquired from Players) or the association with any person or entity which association is material to the operations of Buyer, whether on the date hereof or at any time in the future.

     Section 5.8. PUBLICITY. Players and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

    Section 5.9.   INDEMNIFICATION.

                   (a) From and after the Effective Time, Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Players (the "INDEMNIFIED PARTIES"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Players would have been permitted under Nevada law and its Articles of Incorporation or Bylaws in effect on the date hereof to indemnify such Indemnified Party.

                   (b) For a period of three years after the Effective Time, Buyer shall maintain or shall cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Players' directors' and officers' liability insurance policy (copies of which have been heretofore delivered by Players to Buyer) with coverage in amount and scope at least as favorable as Players' existing coverage; PROVIDED that in no event shall Buyer or the Surviving Corporation be required to expend in the aggregate in excess of 200% of the annual premium currently paid by Players for such coverage; and if such premium would at any time exceed 200% of the such amount, then Buyer or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

                   (c) The provisions of this Section 5.9 are intended to be an addition to the rights otherwise available to the current officers and directors of Players by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    Section 5.10. STOCKHOLDER LITIGATION. Players shall give Buyer the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against Players and its directors relating to the transactions contemplated hereby, PROVIDED, HOWEVER, that no such settlement shall be agreed to without Buyer's consent.

    Section 5.11.  EMPLOYEE BENEFITS.

                   (a) Buyer shall cause the Surviving Corporation to honor all written employment, severance and termination agreements (including change in control provisions) of the employees of Players and its Subsidiaries provided to Buyer on or prior to the date of this Agreement and which are identified on Players Disclosure
Schedule 3.14(a).

                   (b) For purposes of determining eligibility for participation and vesting under any employee benefit plan or arrangement of Buyer or the Surviving Corporation, employees of Players and its Subsidiaries as of the Effective Time shall receive service credit for service with Players and any of its Subsidiaries to the same extent such service was granted under the Employee Plans but not for purposes of determining benefit accruals. This Section 5.11 shall not obligate the Buyer or Surviving Corporation to provide benefits to employees of Players and its Subsidiaries that are comparable to the benefits provided under any Players Employee Plan under which any such employee may previously have been covered.

                   (c) Nothing in this Agreement is intended to create any right of employment for any person or to create any obligation for Buyer or the Surviving Corporation to continue any Plan of Players following the Effective Time.

                   (d) Buyer acknowledges that Howard A. Goldberg, Peter J. Aranow and Patrick Madamba, Jr. have terminated employment with Players prior to the date hereof. Players shall obtain and deliver to Buyer prior to the Closing Date a written resignation letter from John Groom (together with Howard A. Goldberg, Peter J. Aranow and Patrick Madamba, Jr. hereinafter collectively referred to as the "EXECUTIVES") which shall be effective as of the Effective Time, and Buyer agrees that it will, and will cause the Surviving Corporation to, (i) treat the Merger as a "Change of Control" and each Executive's termination of employment as a "Termination Upon a Change of Control" for purposes of each Executive's employment agreement, change of control agreement or other termination agreement with Players governing the terms of each Executive's employment and severance from employment with Players, and for purposes of all related option and other agreements affecting the terms and conditions of such Executive's employment (collectively, the "EMPLOYMENT AGREEMENTS"), and (ii) pay at Closing the amounts, and provide the benefits, required to be paid or provided to each such Executive upon a Termination Upon a Change of Control under the applicable Employment Agreement, in each case, without the need for any further action by any Executive. To the extent permitted by and in accordance with the Employment Agreements, Buyer shall reduce the amounts required to be paid to each Executive due to a Termination Upon Change of Control or otherwise (the "REDUCED AMOUNT") to the extent necessary to avoid any limitation of the Buyer's federal income tax deduction under Section 280G of the Code and the rulings and regulations thereunder. The Reduced Amount shall represent the maximum severance payment that an Executive may receive without causing such payment to be subject to an excise tax and the limitations on deductions under Section 280G of the Code. To the extent necessary to avoid any limitation on the Buyer's deductions under Section 280G of the Code, after determination of the Reduced Amount, the Buyer may also cause an Executive's "parachute payments" (within the meaning of Code Section 280G) to be reduced to the Reduced Amount, after consulting with each affected Executive to determine which payments shall be reduced. At least sixty days before the Closing Date, a report (the "ACCOUNTANT'S REPORT"), setting forth the Reduced Amount, as described in Section 5.11(d) hereof, for each Executive, prepared by Ernst & Young (the "ACCOUNTANT") shall be delivered to Buyer for its review.

                   (e) Buyer agrees that employees of Players who are employees on the Closing Date shall be entitled to receive the bonus that they would otherwise receive in accordance with Players' bonus compensation programs consistent with prior practice as in effect on the date of this Agreement, pro rated from April 1, 1999 to the Closing Date. For purposes of this Subsection
(e), Howard A. Goldberg, Peter J. Aranow and Patrick Madamba, Jr. shall not be treated as employees on the Closing Date, any provision in Subsection (d) hereof to the contrary notwithstanding.

                   (f) Players shall, prior to the Closing Date, take all corporate actions to terminate Players' 401(k) plan effective immediately prior to the Effective Time in conformity with the requirements of the Internal Revenue Code and ERISA.

     Section 5.12. FURTHER ASSURANCES AND ACTIONS.

                   (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

                   (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, franchises of any of the parties to the Merger, the proper officers and/or directors of Buyer, Players and the Surviving Corporation shall take all such necessary action.

                   (c) Notwithstanding the foregoing, if Buyer reasonably determines that it is necessary or desirable to consummate the Merger or any of the other transactions contemplated by this Agreement, Buyer (or any Subsidiary of Buyer) or, at Buyer's request, Players shall commence an offer (the "TENDER OFFER") to purchase all of the outstanding Senior Notes and a solicitation of consents to eliminate substantially all of the restrictive covenants contained in the indenture governing the Senior Notes (collectively, the "TENDER OFFER AND CONSENT SOLICITATION"), which Tender Offer and Consent Solicitation shall be commenced in sufficient time in advance of the Closing Date so that the Tender Offer can be consummated on the Closing Date and shall be on such terms as are reasonably designed to result in the acceptance of such offer and consent by the holder of the Senior Notes representing at least 66 2/3% of the aggregate principal amount of Senior Notes outstanding at the time the Tender Offer and Consent Solicitation is consummated. If Players commences the Tender Offer and Consent Solicitation, Players shall prepare, subject to advice and comments of Buyer, an offer to purchase and consent solicitation for the Senior Notes and forms of related letters of transmittal (collectively, the "OFFER TO PURCHASE") and summary advertisement, as well as all other information and exhibits (collectively, the "OFFER DOCUMENTS"). All mailings to the holder of the Senior Notes in connection with the Tender Offer and Consent Solicitation shall be subject to prior review, comment and approval of Buyer. Players will use commercially reasonable efforts to cause the Offer Documents to be mailed to the holders of the Senior Notes as promptly as practicable following receipt of the request from Buyer to do so. Players agrees to promptly correct any information in the Offer Documents that shall or have become false or misleading in any material respect. Players shall waive any of the conditions to the Tender Offer and Consent Solicitation and make any other changes in the terms and conditions of the Tender Offer and Consent Solicitation as may be reasonably requested by Buyer; PROVIDED that the Tender Offer and Consent Solicitation are not required to be consummated unless the Merger is consummated. If Players commences the Tender Offer and Consent Solicitation at Buyer's request pursuant to this Section 5.12(c) and this Agreement is subsequently terminated under circumstances in which Buyer is entitled to neither the Termination Fee pursuant to Section 7.3(b) nor reimbursement of expenses pursuant to Section 7.3(c), then Buyer shall reimburse Players for all its expenses related thereto.

                   (d) If necessary to cause the Merger not to violate the covenants contained in the indenture governing the Senior Notes, the parties shall, at Buyer's option, amend this Agreement to the extent necessary to provide that Players will merge with and into a direct or indirect wholly-owned subsidiary of Buyer with such subsidiary as the surviving corporation.

    Section 5.13.  RIGHTS AGREEMENT. Prior to the Effective Date and at
Buyer's request, Players shall take all necessary action (i) to redeem, for .005 per Right (as defined in the Rights Agreement), all of the outstanding Rights under the Rights Agreement, effective immediately prior to the Effective Time, and to ensure that after such redemption (A) neither Buyer nor Merger Sub shall have any obligations under the Rights or the Rights Agreement and (B) none of the holders of the Rights shall have any rights under the Rights Agreement or
(ii) to amend the Rights Agreement to provide that the Rights expire without any payment in respect thereof immediately prior to the Effective Time.

                                   ARTICLE VI.
                              CONDITIONS TO MERGER

    Section 6.1.   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

                   (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the stockholders of Players in the manner required under the NRS and the Articles of Incorporation of Players.

                   (b) NO INJUNCTIONS. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                   (c) GOVERNMENTAL APPROVALS. All Governmental Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained, all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including, without limitation, under the HSR Act) shall have expired and no such approval shall contain any conditions, limitations or restrictions which Buyer reasonably determines in good faith will have or would reasonably be expected to have a Players Material Adverse Effect or a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, Players shall have obtained the issuance or renewal by the Louisiana Gaming Control Board of licenses or permits for Players to operate its Lake Charles casino riverboats for the statutory maximum period without (i) any conditions, limitations or restrictions which Buyer reasonably determines in good faith will or would reasonably be expected to materially interfere with or impede Players' ability to operate its Lake Charles casino riverboats and (ii) imposition of any fines, penalties or other payments by one or more gaming regulatory authorities against Players and/or any of its current or former directors, officers, employees, agents or representatives (to the extent that Players is responsible for any such fines, penalties or other payments and such fines, penalties or other payments are not covered by insurance policies of Players) relating to the actions of Players and/or its current or former officers, directors, agents or representatives relative to the allegations of impropriety by Rick Shetler and former Louisiana Governor Edwards in an aggregate amount that would reasonably be expected to have a material adverse effect on the business of Players' Lake Charles casino (with materiality determined with respect to the enterprise value of such business).

     Section 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PLAYERS. The obligation of Players to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Players:

                   (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Buyer Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; PROVIDED that, notwithstanding anything contained herein, no condition involving the accuracy of representations and warranties made by Buyer shall be deemed not fulfilled if the respects in which the representations and warranties are inaccurate, in the aggregate, are not materially adverse to the business, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole. Players shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

                   (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Players shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

    Section 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Buyer:

                   (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Players set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Players Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; PROVIDED that, notwithstanding anything contained herein, no condition involving the accuracy of representations and warranties made by Players shall be deemed not fulfilled if the respects in which the representations and warranties are inaccurate, in the aggregate, are not materially adverse to the business, financial condition or results of operations of Players and its Subsidiaries, taken as a whole. Buyer shall have received a certificate signed on behalf of Players by the Chief Executive Officer and the Chief Financial Officer of Players to such effect.

                   (b) PERFORMANCE OF OBLIGATIONS OF PLAYERS. Players shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date. Buyer shall have received a certificate signed on behalf of Players by the Chief Executive Officer and the Chief Financial Officer of Players to each such effect.

                   (c) NO TRIGGER OF RIGHTS AGREEMENT. No event shall have occurred that has or would result in the triggering of any right or entitlement of stockholders of Players under the Rights Agreement, or will occur as a result of the consummation of the Merger, or Players shall have redeemed all of the Rights issued under the Rights Agreement or amended such agreement to provide for the expiration of such rights, in each case in the manner contemplated in
Section 5.13.

                                  ARTICLE VII.
                            TERMINATION AND AMENDMENT

    Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(j), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by Players' stockholders:

                   (a) by mutual written consent of Players and Buyer; or

                   (b) by either Buyer or Players if the Merger shall not have been consummated by October 31, 1999 (the "OUTSIDE DATE"); PROVIDED that either Buyer or Players may extend the Outside Date to January 31, 2000 by providing written notice thereof to the other party within five (5) business days prior to and including October 31, 1999 if (i) the Merger shall not have been consummated by such date because one or more of the conditions set forth in

Article VI have not been satisfied and such party continues to use its reasonable best efforts to cause such conditions to be satisfied, (ii) the party requesting such extension has not violated any of its obligations under this Agreement in a manner that was the cause of or resulted in the failure of the Merger to occur on or before October 31, 1999, and (iii) it is reasonably probable, that the unsatisfied conditions can be satisfied during such extension period; PROVIDED FURTHER that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause or resulted in the failure of the Merger to occur on or before such date; or

                   (c) by either Buyer or Players if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other final action not subject to appeal, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                   (d) by either Buyer or Players, if, at the Players Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Players in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or

                   (e) by Buyer, if the Board of Directors of Players shall have
(i) withdrawn or modified its recommendation of this Agreement or the Merger,
(ii) recommended an Acquisition Proposal to the stockholders of Players, or
(iii) failed to reaffirm its recommendation of this Agreement and the Merger upon the request of Buyer at any time; or

                   (f) by Players, in accordance with Section 5.3; PROVIDED that no termination under this Section 7.1(f) shall be effective until (i) the termination fee required by Section 7.3(b) shall be paid and (ii) at least three Business Days shall have elapsed after delivery to Buyer of a written notice from Players providing a complete and accurate description of material terms of the Superior Proposal, including the identity of all parties thereto; or

                   (g) by Buyer, upon breach of any material representation, warranty, covenant or agreement on the part of Players set forth in this Agreement, or if any representation or warranty of Players shall have become untrue, in either case such that the conditions set forth in Section 6.3 would not be satisfied ("TERMINATING PLAYERS BREACH"); PROVIDED, HOWEVER, that, if such Terminating Players Breach is curable by Players through best efforts within 30 days and for so long as Players continues to exercise such best efforts during such 30 day period, Buyer may not terminate this Agreement under this Section 7.1(g); PROVIDED FURTHER that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) solely on account of the continued pendency of any litigation filed by Jackpot or any stockholders of either Jackpot or Players in connection with the termination of the Agreement and Plan of Merger dated as of February 8, 1999 among Jackpot, JEI Merger Corp. and Players; or

                   (h) by Players, upon breach of any material representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in

Section 6.2 would not be satisfied ("TERMINATING BUYER BREACH"); PROVIDED, HOWEVER, that, if such Terminating Buyer Breach is curable by Buyer through best efforts within 30 days and for so long as Buyer continues to exercise such best efforts during such 30 day period, Players may not terminate this Agreement under this Section 7.1(h); or

                   (i) by Players, if Buyer has not filed all required initial applications and documents in connection with obtaining the Governmental Approvals within 30 days after the date of this Agreement, as further set forth in Section 5.7; PROVIDED, HOWEVER, that Players shall not be permitted to terminate Agreement pursuant to this Section 7.1(i) if Buyer has filed all such required initial applications and documents; or

                   (j) by Buyer, if (A) the Louisiana Gaming Control Board revokes Players' licenses or permits to operate its Lake Charles casino riverboats or (B) one or more gaming regulatory authorities imposes fines or penalties against, or requires other payments by, Players and/or any of its current or former directors, officers, employees, agents or representatives (to the extent that Players is responsible for any such fines, penalties or other payments and such fines, penalties or other payments are not covered by insurance policies of Players) relating to the actions of Players and/or its current or former directors, officers, agents or representatives relative to the allegations of impropriety by Rick Shetler and former Louisiana Governor Edwards in an aggregate amount that would reasonably be expected to have a material adverse effect on the business of Players' Lake Charles casino (with materiality determined with respect to the enterprise value of such business).

    Section 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or Players, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and except that such termination shall not limit liability for (i) a willful breach of this Agreement or (ii) a breach by Buyer or Merger Sub of its obligations pursuant to the second sentence of Section 5.7(a); PROVIDED that the provisions of this Section 7.2 and Section
7.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 7.3.   FEES AND EXPENSES.

                   (a) Except as set forth in this Section 7.3 and the last sentence of Section 5.12(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Fees and expenses payable under this Section 7.3 to any party hereunder shall include all costs of collection and interest from the date such payment is due at a rate per annum of the London Interbank Offered Rate plus 2%.

                   (b) Players shall pay Buyer a termination fee of $13,500,000 via wire transfer of same-day funds on the date of the earliest to occur of the following events:

                        (i) the termination of this Agreement by Buyer or Players pursuant to Section 7.1(d), if an Acquisition Proposal involving Players shall have been publicly announced and be pending at the time of the Special Meeting;

                        (ii) the termination of this Agreement by Buyer pursuant to Section 7.1(e); or

                        (iii) the termination of this Agreement by Players pursuant to Section 7.1(f).

              Except as provided in Section 7.3(c) below, Players' payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Buyer against Players and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; PROVIDED that this limitation shall not apply in the event of a willful breach of this Agreement by Players.

                   (c) In addition to the provisions of Sections 7.3(b) and (d),
(i) if (A) Buyer or Players terminates this Agreement pursuant to Section 7.1(d), (B) Buyer terminates this Agreement pursuant to Section 7.1(e), (C) Players terminates this Agreement pursuant to Section 7.1(f), (D) Buyer terminates this Agreement pursuant to Section 7.1(g), or (E) Buyer terminates this Agreement pursuant to Section 7.1(j), Players will pay to Buyer a cash reimbursement payment of $13,500,000; and (ii) if (A) Players or Buyer terminates this Agreement pursuant to Section 7.1(b) or (B) Players or Buyer terminates this Agreement pursuant to Section 7.1(c), Players will pay to Buyer a cash reimbursement payment of $6,750,000; in each case together with interest thereon, at a rate equal to the London Interbank Offered Rate plus 1%, from the date hereof to the date such payment is due pursuant to this Agreement (the "REIMBURSEMENT PAYMENT"), reflecting reimbursement of the amount paid by Buyer to Jackpot on Players' behalf on the date hereof to pay the termination fee owed to Jackpot under the Jackpot Merger Agreement (which amount, in the event of termination of this Agreement, will be paid only on the terms set forth in this
Section 7.3(c)).

                   (d) In addition to the provisions of Sections 7.3(b) and (c), if (i) Buyer or Players terminates the Agreement pursuant to Section 7.1(d) (and a termination fee is not otherwise payable pursuant to Section 7.3(b)(i)), (ii) Buyer terminates this Agreement pursuant to Section 7.1(g), (iii) Buyer terminates this Agreement pursuant to Section 7.1(j), or (iv) Players or Buyer terminates this Agreement pursuant to Section 7.1(b) and the condition specified in Section 6.1(c) shall not have been satisfied because of facts or circumstances relating to Players, its employees or operations not previously disclosed to Buyer by Players, Players shall immediately thereafter reimburse Buyer and Merger Sub all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to an amount equal to $1,000,000 plus, in the case of (i) above, a termination fee of $3,000,000.

                   (e) If (i) Players terminates this Agreement pursuant to
Section 7.1(i), (ii) Players terminates this Agreement pursuant to Section 7.1(h) or (iii) Players or Buyer terminates this Agreement pursuant to Section 7.1(b) and the condition specified in Section 6.1(c) shall not have been satisfied because of facts or circumstances relating to Buyer, its employees or operations, Buyer shall immediately thereafter reimburse Players all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to an amount equal to $1,000,000.

    Section 7.4. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Players, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.5.   EXTENSION; WAIVER. At any time prior to the Effective
Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

    Section 8.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.4, 1.5, 1.6, 2.1, 2.2, 2.3, 5.9, and 5.11 and Article VIII. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    Section 8.2. NOTICES. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served personally, or by facsimile or air courier, or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communications be served personally, or by facsimile or air courier, service shall be conclusively deemed made at the time of such service. If such notice, demand or other communications be given by mail, it shall be conclusively deemed given three (3) days after the deposit thereof in the United States mail, addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

                   (a)      if to Players, to

                            Players International, Inc.
                            Attention:  Chief Executive Officer
                            1300 Atlantic Avenue, Suite 800
                            Atlantic City, NJ 08401
                            with a copy to

                            Morgan, Lewis & Bockius LLP
                            Attention:  Peter P. Wallace, Esq.
                            300 South Grand Avenue, 22nd Floor
                            Los Angeles, CA 90071

                   (b)      if to Buyer or Merger Sub, to

                            Harrah's Entertainment, Inc.
                            Attention:  Colin V. Reed
                            5100 West Sahara
                            Las Vegas, NV 89146

                            with a copy to:

                            Latham & Watkins
                            Attention:  David M. Hernand
                            633 W. 5th Street, Suite 4000
                            Los Angeles, CA 90071


    Section 8.3. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 19, 1999.

    Section 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall survive the execution and delivery of this Agreement. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Buyer, Merger Sub or Players makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

    Section 8.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to any applicable conflicts of law.

    Section 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Merger Sub may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Buyer; PROVIDED that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 8.8. SEVERABILITY; ENFORCEMENT. Except to the extent that the application of this Section 8.8 would have a Buyer Material Adverse Effect with respect to Buyer or a Players Material Adverse Effect with respect to Players, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any covenant hereunder is too broad to permit enforcement of such covenant to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such covenant to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenant.

    Section 8.9.   SPECIFIC PERFORMANCE. Except as provided in Section
7.3(b), the parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party hereto waives any objection to the imposition of such relief.

                           SIGNATURES BEGIN NEXT PAGE

                   IN WITNESS WHEREOF, Buyer, Merger Sub and Players have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                       HARRAH'S ENTERTAINMENT, INC.

                                       /s/ Colin V. Reed
                                       ----------------------------------------
                                       By:    Colin V. Reed
                                       Its:   Chief Financial Officer



                                       HEI ACQUISITION CORP. II

                                       /s/ Colin V. Reed
                                       ----------------------------------------
                                       By:    Colin V. Reed
                                       Its:   Chief Financial Officer



                                       PLAYERS INTERNATIONAL, INC.

                                       /s/ John Groom
                                       ----------------------------------------
                                       By:   John Groom
                                       Its:  President, Chief Executive Officer
                                             and Chief Operating Officer

                                    EXHIBIT A

                      FORM OF STOCKHOLDER SUPPORT AGREEMENT


              STOCKHOLDER SUPPORT AGREEMENT, dated as of ____________, 1999 (this "AGREEMENT"), by _______________ ("STOCKHOLDER") to and for the benefit of Harrah's Entertainment, Inc., a Delaware corporation ("HARRAH'S"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

              WHEREAS, as of the date hereof, Stockholder owns of record and beneficially ________ shares (such shares, together with any other voting or equity securities of Players International, Inc., a Nevada corporation ("PLAYERS"), hereafter acquired by Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "SHARES") of common stock, par value $0.005 per share ("PLAYERS COMMON STOCK");

              WHEREAS, concurrently with the execution of this Agreement, Harrah's, HEI Acquisition Corp. II, a Nevada corporation and indirect wholly-owned subsidiary of Harrah's ("MERGER SUB"), and Players are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Players such that Players will become an indirect wholly-owned subsidiary of Harrah's (the "MERGER"); and

              WHEREAS, as a condition to the willingness of Players, Harrah's and Merger Sub to enter into the Merger Agreement, Harrah's has requested the Stockholder agree, and in order to induce Harrah's and Merger Sub to enter into the Merger Agreement, the Stockholder is willing to agree to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

              NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

              Section 1. VOTING OF SHARES. Until the termination of this Agreement in accordance with the terms hereof, Stockholder hereby agrees that, at the Special Meeting (as defined in the Merger Agreement) or any other meeting of the stockholders of Players, however called, and in any action by written consent of the stockholders of Players, Stockholder will vote all of his or her respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and (b) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Players (or any class thereof). Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

              Section 2. TRANSFER OF SHARES. Until the termination of this Agreement in accordance with the terms hereof, Stockholder will not, directly or indirectly, (a) sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares; PROVIDED, HOWEVER, that Stockholder may transfer the Shares to family members or to a trust so long as such trust or family member takes such Shares subject to the obligations and restrictions contained in this Agreement.

              Section 3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Harrah's with respect to himself or herself and his or her ownership of the Shares as follows:

                   (a) OWNERSHIP OF SHARES. On the date hereof, the Shares are owned of record and beneficially by Stockholder. Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

                   (b) POWER, BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of his or her obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders' agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                   (c) NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or any of his or her properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not materially impair the ability of Stockholder to perform his or her obligations hereunder. No consent, approval, order or authorization of, or registration, declaration, or filing with, any governmental entity is required by or with respect to the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

                  Section 4. NO SOLICITATION. Prior to the termination of this Agreement in accordance with its terms, except as otherwise expressly permitted by the Pledge Agreement, Stockholder agrees that (i) he or she will not, nor will he or she authorize or permit any of his or her employees, agents and representatives to, directly or indirectly, (a) initiate, solicit or encourage any inquiries or the making of any Acquisition Proposal (as defined in the Merger Agreement), (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, and (ii) he or she will notify Harrah's as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, him or her or any of his or her affiliates.

                   Section 5. TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement) or (ii) any termination of the Merger Agreement in accordance with the terms thereof; PROVIDED that the provisions of Section 8 of this Agreement shall survive any termination of this Agreement; and PROVIDED FURTHER that no such termination shall relieve any party of liability for a breach hereof prior to termination.

                   Section 6. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                   Section 7. FIDUCIARY DUTIES. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth herein shall not prevent Stockholder from serving on Players' Board of Directors and from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such designee's capacity as a director of Players.

                   Section 8. MISCELLANEOUS.

                          (a) This Agreement constitutes the entire agreement
between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

                          (b) If any term or other provision of this Agreement
is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                          (c) This Agreement shall be governed by and construed
in accordance with the laws of the State of Nevada without regard to the principles of conflicts of law thereof.

                          (d) This Agreement may be executed in counterparts,
each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.


                                       STOCKHOLDER



                                       ----------------------------------------


Agreed and Acknowledged:

HARRAH'S ENTERTAINMENT, INC.



------------------------------------
By:
Its:

                                    EXHIBIT B

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT


                  AMENDMENT, dated as of August ___, 1999, to the Rights Agreement, dated as of January 27, 1997 (the "Rights Agreement"), between Players International, Inc., a Nevada corporation ("the Company"), and Interwest Transfer Co., Inc., as Rights Agent (the "Rights Agent"), as amended to date.

                  WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

                  WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement; and

                  WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. The definition of "Acquiring Person" in Section I of the Rights Agreement is hereby amended by adding the following additional sentence to the end of such definition:

                      Notwithstanding the foregoing, neither Harrah's Entertainment, Inc., a Delaware corporation ("Harrah's"), nor HEI Acquisition Corp. II., a Nevada corporation and a wholly-owned subsidiary of Harrah's ("Merger Sub"), shall be deemed to be an "Acquiring Person" TO THE EXTENT OF THE ACQUISITION BY Harrah's or Merger Sub of Common Shares pursuant to the terms of the Agreement and Plan of Merger, dated as of August ___, 1999 (the "Merger Agreement"), by and among the Company, Harrah's and Merger Sub.

                  2. The definition of "Section 11 (a)(ii) Event" contained in
Section I of the Rights Agreement is hereby amended by adding the following additional sentence to the end of such definition:

                  Notwithstanding the foregoing, the acquisition by Harrah's or Merger Sub of Common Shares pursuant to the terms of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and the execution by Harrah's and Merger

Sub of the Merger Agreement with the Company shall not in any case be deemed to be a "Section 11 (a)(ii) Event."

                  3. The definition of "Section 13 Event" contained in Section I of the Rights Agreement is hereby amended by adding the following additional sentence to the end of such definition:

                  Notwithstanding the foregoing, the acquisition by Harrah's or Merger Sub of Common Shares pursuant to the terms of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and the execution by Harrah's and Merger Sub of the Merger Agreement with the Company shall not in any case be deemed to be a "Section 13 Event."

                  4. Unless otherwise defined herein, the terms used herein shall have the meanings ascribed to them in the Rights Agreement.

                  5. This Amendment to the Rights Agreement may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more counterparts. All counterparts shall collectively constitute a single agreement.

                  6. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way effect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                       PLAYERS INTERNATIONAL, INC.

Attest:


                                       ----------------------------------------
                                       By:
                                       Its:




                                       INTERWEST TRANSFER CO., INC.

Attest:


                                       ----------------------------------------
                                       By:
                                       Its:


                                      B-2